                                                                   Exhibit 21.1

Subsidiaries of the Company.


B&B Electromatic, Inc.
Golston Company, Inc.
Tri-Coastal Systems, Inc.
Innovative Security Technologies, Inc.
Automatic Access Controls, Inc.



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